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                                  EXHIBIT "A"
                                PROMISSORY NOTE


                                                                 August 25, 1994


        FOR VALUE RECEIVED, THE EUROPA CRUISES CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN, TRUST AGREEMENT (the "Maker") promises to pay to the order of Europa Cruises Corporation (the "Payee") the principal sum of Three Million One Hundred Eighty Thousand Dollars ($3,180,000) plus interest thereon at the rate of eight percent (8.0%) per annum. This promissory note is hereinafter referred to as the "Note".

        SECTION 1. NATURE OF NOTE. This Note is issued pursuant to that certain Loan and Security Agreement of even date herewith (the "Loan and Security Agreement") by and among the Maker and the Payee. All capitalized terms used in this Note which are not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

        SECTION 2. PRINCIPAL AND INTEREST PAYMENTS; MATURITY DATE. The Note shall be paid in ten equal annual installments of principal and accrued interest. The first installment shall be due on August 24, 1995 and each annual installment thereafter shall be due on each August 24 thereafter, through and including August 24, 2004 (the "Maturity Date"). Should any date on which a payment for this Note is due fall on a Saturday, Sunday or holiday, payment shall be due on the next business day.

        SECTION 4. PAYMENTS; PREPAYMENTS.

                (a) Payments. All payments hereunder (including any payment or prepayment of interest or principal) shall be made in lawful money of the United States of America to the Payee at the address of the Payee as set forth in
Section 6. The Payee shall not have any right to the assets of the Maker other than the assets that the Maker may legally use to make payments pursuant to this Note Section 4975 (d)(3) (and the regulations issued thereunder) of the Internal Revenue Code of 1986, as amended.

                (b) Prepayment. This Note may be prepaid, in whole or in part, at any time without penalty. Any partial prepayments shall be applied to the next succeeding interest installment due.


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        SECTION 5. EVENT OF DEFAULT; REMEDIES.

                (a) Default.

                    The Maker's failure to pay any installment under this Note when the same shall become due and the continuation thereafter of such failure for more than 20 days after the Payee gives written notice thereof to the Maker shall constitute an Event at Default hereunder.

                (b) No Acceleration. There shall be no acceleration of principal and/or interest under any circumstances under this Note.

                (c) Non-Recourse. This Note shall be without recourse against the Maker except as otherwise permitted under Section 4975(d)(3) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

                (d) Costs of Enforcement. If an Event of Default occurs, whether or not the Payee pursues any of the remedies set forth in this Section, the Maker shall be responsible for and shall pay on demand all costs and expenses incurred by the Payee in protecting or enforcing its rights hereunder, including reasonable attorneys' fees.

        SECTION 6. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

        if to the Payee:        Europa Cruises Corporation
                                150 153rd Avenue East, Suite 200
                                Madeira Beach, Florida 33708

        if to the Maker:        Europa Cruises Corporation Employee Stock
                                   Ownership Trust
                                c/o Victor B. Gersh, Trustee
                                1150 Connecticut Avenue, N.W.
                                Ninth Floor
                                Washington, D.C. 20036

Notices or other communications given by certified mail, return receipt requested, postage prepaid, shall be deemed given on the day of mailing. Notices or other communications sent in any other manner shall be given only when actually received.

        SECTION 7. WAIVER OF JURY TRIAL. The Maker hereby (i) covenants and agrees not to elect a trial by jury or any issue triable of right by a jury, and
(ii) waives any right to trial by


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jury fully to the extent that any such right shall now or hereafter exist.

        SECTION 8. MISCELLANEOUS. No failure or delay by the Payee to insist upon the strict performance of any one or more provisions of this Note, the Loan and Security Agreement, or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude the Payee from exercising any such right, power or remedy. The Maker and other parties liable hereon in any capacity, whether an endorser, surety, guarantor or otherwise, (i) waives its homestead exemption, (ii) waives demand, presentment for payment, protest, notice of dishonor and notice of protest and
(iii) agrees that the holder hereof, at any time or times, without notice to it or its consent, may grant extensions of time, without limit to the number or the aggregate period of such extensions, for the payment of any interest due hereon. This Note shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of any other provision. This Note shall be governed by the laws of the State of Florida without giving effect to conflict of laws provisions.

        IN WITNESS WHEREOF, the Maker has caused its name to be signed under seal as of the day and year first written above.

MAKER:

EUROPA CRUISES CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN, TRUST AGREEMENT

/s/ DEBORAH A. VITALE                             /s/ STEPHEN M. TURNER
-------------------------------                   ------------------------------
Deborah A. Vitale, solely                         Stephen M. Turner, solely in
in her capacity as Trustee                        his capacity as Trustee of the
of the Europa Cruises                             Europa Cruises Corporation
Corporation Employee Stock                        Employee Stock Ownership Plan,
Ownership Plan, Trust                             Trust Agreement
Agreement


/s/ VICTOR B. GERSH
-------------------------------
Victor B. Gersh, solely
in his capacity as Trustee
of the Europa Cruises
Corporation Employee Stock
Ownership Plan, Trust Agreement


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